#2823

FOR IMMEDIATE RELEASE        Contact:  Pam Levetzow/Phyllis Desbien
                                       816-556-2926

                                       Tim Metz
                                       Abernathy MacGregor Scanlon
                                       212-371-5999


   Kansas City Power & Light Company asks KCC to deny Western
      Resources' motion to delay rate adjustment proceeding

Kansas City, Missouri (April 18, 1996) -- Kansas City Power & Light Company (NYSE: KLT) filed a pleading today with the Kansas Corporation Commission (KCC) opposing Western Resources Inc's (NYSE: WR) motion to delay the proceeding in which the Commission would determine the amount of the rate reductions owed to Western's customers. Western's basis for the motion is its unsolicited proposal to merge with KCPL, announced on April 14.

In its pleading, KCPL noted that the effect of Western's motion would be to delay release of certain important information to the public, including KCPL shareholders. If granted, the delay requested by Western would prevent the public from assessing the merits of Western's unsolicited proposal to merge with KCPL without knowing the full picture of possible rate reductions for Western. These rate reductions would affect Western's revenue and earnings streams and, therefore would be reflected in Western's share price.

Specifically, the filings, due April 22, which Western is asking the Commission to delay, will include studies of Western's cost of providing electric service to KGE and KPL customers. Those filings will contain the recommendations of the Staff, the Citizen's Utility Ratepayer Board (CURB), and intervenors regarding the appropriate rate levels for KGE and KPL, including recommended rate reductions and the effect of those reductions on Western's future earnings. In a public hearing in April, CURB stated that it "will ask for a rollback in rates far in excess of the $8.7 million" that Western has requested.

Western's request for delay of the filing of these rate recommendations comes at a crucial time--when KCPL's shareholders are being asked to vote on a merger with Utilicorp United Inc.
In the pleading filed today, KCPL stated that if the Commission granted Western's request, the Commission "would be directly assisting Western in Western's apparent strategy of keeping the Staff, CURB and intervenor filings from seeing the light of day."

Western has also requested the Commission for authority to implement, on an interim basis, an $8.7 million annual rate reduction for KGE customers. Western first proposed this reduction in August 1995. KCPL is not opposing this interim rate reduction.

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